UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to or Rule 14a-12

Farmers & Merchants Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 29, 2024

Dear Fellow Shareholder:

I invite you to attend our Annual Meeting (the “Annual Meeting” or “Meeting”) of Shareholders of Farmers & Merchants Bancorp (the “Company”). The Meeting will be held at 4:00 P.M., Pacific Time, on May 13, 2024 by means of remote communication (commonly referred to as a “virtual” meeting). You will find information in the enclosed proxy statement on how to attend the Meeting. The Board of Directors has determined that the 2024 Annual Meeting will once again be held over the web in a virtual meeting format only. You will not be able to attend the Annual Meeting in person.

Your vote is important, regardless of the number of shares you hold. We will begin mailing proxy statements and the Company’s 2023 annual report on or about April 5, 2024.

Even if you do not plan to attend the Annual Meeting, please read the enclosed proxy statement and vote your shares as promptly as possible by mail, telephone or the internet. Voting promptly will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting. Also, please retain a copy of your proxy card, since you will need information on the proxy card to access the virtual meeting.

Our Board and management are committed to the success of the Company which in turn allows us to support all stakeholders in a balanced manner, including our shareholders, clients, associates, and the communities we serve. Thank you for your continued confidence and support.

Sincerely,

Kent A. Steinwert

Chairman, President, and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 29, 2024

NOTICE is hereby given that the 2024 Annual Meeting of Shareholders of Farmers & Merchants Bancorp will be held:

DATE	May 13, 2024

TIME	4:00 p.m. Pacific Time

LOCATION (VIRTUAL)	This year’s Annual Meeting will be conducted solely online via live webcast. There is no physical location for the Annual Meeting. You will be able to attend the Annual Meeting online, and vote your shares by mail, telephone, or the internet. You will be able to submit your questions during the meeting by logging into www.meetnow.global/M7RQUCF. Additionally, you will need to enter the 15 digit control number that is printed in the shaded bar on the front of your proxy card.

ITEMS OF BUSINESS

No.	Proposal
1.	Elect seven (7) director nominees named in this proxy statement each for a term of one year.

RECORD DATE	Holders of record of the Company’s voting common stock at the close of business on March 14, 2024 (the “Record Date”) will be entitled to vote at the Meeting or any adjournment or postponement of the Meeting.

ANNUAL REPORT	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Securities and Exchange Commission (“SEC”) on March 14, 2024 (the “Annual Report”), accompanies this proxy statement.

AVAILABLE MATERIALS	The Company’s proxy statement and the Annual Report are also available on the internet at www.fmbonline.com.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing the enclosed proxy card and returning it by mail. Registered shareholders, that is, shareholders who hold stock in their own names, can also vote their shares by telephone or via the internet. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote by telephone or the internet. Regardless of the number of shares you own, your vote is very important. Please vote today.

MEETING ADMISSION	If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual Annual Meeting. Please follow the instructions on the notice or on the proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the virtual Annual Meeting.

To register to attend the virtual Annual Meeting you must submit proof of your proxy power (legal proxy) reflecting your Farmers & Merchants Bancorp holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, or 2:00 p.m., Pacific Time, on May 10, 2023. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to the following:

Email:
Forward the email from your broker granting you a Legal Proxy, or attach an image of your legal proxy to legalproxy@computershare.com.

Mail:
Computershare Farmers & Merchants Bancorp Legal Proxy P.O. Box 43001 Providence, RI 02940-3001

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plug-ins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it.

Please complete, sign and date, as promptly as possible, the enclosed proxy and immediately return it in the envelope provided for your use. This is important whether or not you plan to join the virtual Annual Meeting. The giving of such proxy will not affect your right to revoke such proxy or to vote online, should you join the virtual Annual Meeting. Please retain a copy of your proxy card since you will need information on the card to access the virtual meeting.

March 29, 2024

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Bart R. Olson
Bart R. Olson
Corporate Secretary

PROXY STATEMENT FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2024

General Information

The Board of Directors (the “Board of Directors” or “Board”) is providing you with these proxy materials in connection with its solicitation of proxies to be voted at our 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually on May 13, 2024, at 4:00 p.m., Pacific Time. In this Proxy Statement, Farmers & Merchants Bancorp may also be referred to as “we,” “our” or “the Company.” The Notice of Annual Meeting, Proxy Statement, and a proxy or voting instruction card (the “Proxy Card”), together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”), are being mailed starting on or about April 5, 2024.

Items of Business

The Board is asking you to vote on the following items at the Annual Meeting:

No.	Proposal
1.	Elect seven (7) director nominees named in this proxy statement each for a term of one year.

Who Can Vote

Only shareholders of record at the close of business on March 14, 2024 (the “Record Date”), will be entitled to vote online at the virtual meeting or by proxy. On the Record Date, there were 742,839 shares of common stock outstanding and entitled to vote. Holders of common stock of the Company are entitled to one vote for each share held. However, with respect to the election of Directors, each shareholder may be eligible to exercise cumulative voting rights. See “Other Matters – Cumulative Voting” for additional information.

Notice and Access (Electronic Proxy)

Farmers & Merchants Bancorp offers electronic access in lieu of mail delivery of our Annual Report and Proxy Statement. Should you want to discontinue receiving a paper copy of our Annual Report and Proxy Statement, please sign up at www.envisionreports.com/FMCB. You may rescind electronic access at any time.

If you make this election, shortly before each annual meeting you will receive a proxy card, along with voting instructions and the web address where you can access that year’s annual report and proxy statement.

If you have any questions regarding electronic access, please call Jehna Silva, VP Shareholders Relations, at (209) 367-2348.

Voting of Proxies

The shares represented by all properly executed proxies received in time for the virtual meeting will be voted in accordance with the shareholders’ choices specified therein.

Voting Requirements

In the election of Directors, the seven (7) director nominees receiving the most affirmative votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of Directors.

Number of Shares Required to be Present to Hold the Meeting

A majority of the shares entitled to vote, represented either online during the virtual meeting or by properly executed proxies, will constitute a quorum at the virtual meeting. Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If a quorum is not present at the scheduled time of the Meeting, the chair of the Meeting or the holders of a majority of the shares of voting common stock entitled to vote who are represented either online during the virtual meeting or by proxy, may adjourn the Meeting to another date, place or time. The time and place of the adjourned Meeting will be announced at the time the adjournment is taken. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

How to Vote Your Shares

1.	You can vote your proxy by mail. If you properly complete, sign and return the proxy card, it will be voted in accordance with your instructions.

2.	You can vote your proxy by telephone. If you are a registered shareholder, that is, if your shares are held in your own name, you can vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can vote by telephone.

3.	You can vote your proxy via the internet. If you are a registered shareholder, you can vote via the internet by following the instructions included on the proxy card. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote via the internet.

4.	You can vote online during the Annual Meeting. If you are a registered shareholder, you can vote online during the meeting. If your shares are held through a bank, broker or other nominee and you wish to vote your shares online during the meeting, you will need to obtain a legal proxy from the holder of your shares indicating that you were the beneficial owner of those shares on the Record Date for the Annual Meeting, and that you are authorized to vote such shares. You are encouraged to vote by proxy prior to the Annual Meeting even if you plan to attend the meeting.

Revoking Your Proxy

If you are a registered shareholder, you can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

▪	submitting another proxy with a later date;

▪	giving written notice of the revocation of your proxy to the Company’s Corporate Secretary prior to the Meeting; or

▪	voting during the meeting. Your proxy will not be automatically revoked by your attendance at the Annual Meeting; you must actually vote during the meeting to revoke a prior proxy.

If your shares are held in street name, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the Meeting.

Proxy Solicitation Costs

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. The Company will pay the cost of soliciting proxies in the accompanying form. The Company’s officers, who will not be paid any additional compensation for such solicitation, may solicit proxies by mail, telephone, or fax. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of the Company’s shares of Common Stock.

Inspector of Elections

The Board of Directors has appointed three officers of the Bank to act as Inspectors of Election at the Annual Meeting and Computershare to tabulate the votes cast.

Director Nominees Unable to Stand for Election

If a Director nominee is unable to stand for election, the Board of Directors may either reduce the number of Directors to be elected or select a substitute Director nominee. If a substitute Director nominee is selected, the persons named in the proxy will vote your shares for the substitute Director nominee unless you have withheld authority to vote for the Director nominee replaced.

Voting Results of the Meeting

We will announce preliminary voting results at the Annual Meeting and subsequently publish the results of the votes, including the name of each Director elected at the meeting, as well as a brief description of each matter voted upon, in a Current Report on Form 8-K to be filed with the SEC within four business days after the date of the Annual Meeting (on or before May 17, 2024). You may view this Current Report on Form 8-K, when available, on the Internet through the SEC’s website at www.sec.gov or through our website at www.fmbonline.com.

Multiple Proxy Cards

If you receive multiple Proxy Cards, your shares are probably registered differently or are in more than one account. Vote all Proxy Cards received to ensure that all your shares are voted. Unless you need multiple accounts for specific purposes, we recommend that you consolidate as many of your accounts as possible under the same name and address.- If the shares are registered in your name, contact our transfer agent, Computershare, (800)736-3001; otherwise, contact your bank, broker or other nominee.

Board of Directors Voting Recommendations

The voting recommendations from the Board of Directors are as follows:

No.	Proposal	Board Recommendation
1.	Elect seven (7) director nominees named in this proxy statement each for a term of one year.	FOR

ANNUAL MEETING BUSINESS MATTERS

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors recommends a vote “FOR” each of the nominees listed below.

At this year’s virtual Annual Meeting, it will be proposed to elect seven (7) directors of the Company, each to hold office until the next annual meeting and until their successors shall be elected and qualified. It is the intention of the proxy holders named in the enclosed proxy to vote such proxies (except those containing contrary instructions) for the seven (7) nominees named below.

The following table sets forth the names of each of the nominees for election as a Director, their age, their principal occupation for the past five years and the period during which they have served as a Director of the Company (or the Bank).

Name	Age	Principal Occupation	Director Since
Edward Corum, Jr.	72	Managing General Partner, Corum Real Estate	2003
Stephenson K. Green	78	Retired Banker and Business Consultant	2018
Craig W. James	65	Owner, Insurance Brokerage	2018
Gary J. Long	71	Owner, Gary J. Long Jewelers	2014
Kevin Sanguinetti	66	Retired President, 1st American Title Company - Stockton	2001
Kent A. Steinwert	71	Chairman, President & Chief Executive Officer	1998
Calvin (Kelly) Suess	88	Chairman of the Board of ShellPro	1990

Edward Corum, Jr.

Director since 2003

Chairman of the Personnel Committee; Member of the Nominating Committee, Audit & Risk Committee, and Loan Committee

Mr. Corum has served as a Director for 20 years, lives and is actively involved in the Sacramento market area, and provides real estate and financial expertise to the Board.

Stephenson K. Green

Director since 2018

Member of the Audit & Risk Committee, CRA Committee, and Personnel Committee

Mr. Green has served as a Director for 6 years. Prior to his retirement in 2012, Mr. Green worked for 40 years in the commercial banking industry in California. He lives and is actively involved in the Sacramento market area, and provides business banking and credit management expertise to the Board.

Craig W. James

Director since 2018

Member of the Asset Liability Committee and CRA Committee

Mr. James has served as a Director of the Bank or the Company for 6 years. The Bank added Mr. James, a former director of Bank of Rio Vista, to the Bank’s Board of Directors in connection with the Company’s acquisition agreement with Bank of Rio Vista. During 2022, Mr. James became a Director of the Company, as well as the Bank. Mr. James currently is an Owner/Broker of Northwestern Insurance. He lives and is actively involved in the Lodi market area, and provides agriculture and small business expertise to the Board.

Gary J. Long

Director since 2014

Member of the Nominating Committee, Asset Liability Committee, and CRA Committee

Mr. Long has served as a Director for 9 years, lives and is actively involved in the Stockton market area, and provides small business expertise to the Board.

Kevin Sanguinetti

Director since 2001

Chairman of the Audit & Risk Committee; Member of the Asset Liability Committee and Personnel Committee

Mr. Sanguinetti has served as a Director for 22 years, is actively involved in the Stockton market area, and provides real estate and financial expertise to the Board.

Kent A. Steinwert

Director since 1998

Chairman of the Board of Directors; President and Chief Executive Officer; Chairman of Nominating Committee; Member of the Asset Liability Committee and Loan Committee

Mr. Steinwert has served as a Director for 25 years, and has 49 years of business, agriculture, real estate and consumer banking experience.

Calvin (Kelly) Suess

Director since 1990

Chairman of the CRA Committee; Member of the Nominating Committee and Asset Liability Committee

Mr. Suess has served as a Director for 33 years, lives and is actively involved in the Lodi market area, and provides agricultural production and processing expertise to the Board.

All nominees are considered to be “independent” as such term is defined by Nasdaq’s current listing rules with the exception of Mr. Steinwert, who is currently an employee of the Company. Mr. Steinwert does not receive additional compensation for his participation as a Board member, a committee member, or the Chairman of the Board. Each of the nominees has been selected by the Nominating Committee.

None of the Directors were selected pursuant to arrangements or understandings other than with the Directors and shareholders of the Company acting within their capacity as such. There are no family relationships among the Directors and executive officers, and none of the Directors serves as a Director of any company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.

The Nominating Committee of the Board of Directors follows the Bank’s policy regarding diversity in identifying new Director candidates. The Committee looks to establish diversity on the Board through a number of demographics, experiences, skills and viewpoints, all with a view to identifying candidates that can assist the Board with its decision making. The Committee believes that the current Board of Directors reflects diversity across a number of these factors.

The Board does not anticipate that any of the nominees will be unable to serve as a Director of the Company, but if that should occur before the meeting, the Board of Directors reserve the right to substitute as nominee another person of its choice in the place and stead of any nominee unable to serve. Proxy holders would vote to approve the election of such substitute nominee. The proxy holders reserve the right to cumulate votes for the election of Directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxy holders may determine in their discretion, based upon the recommendation of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the knowledge of the Company, as of the record date, no person or entity was the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s common stock, except as set forth in the following tables.

For the purpose of this disclosure and the disclosure of shares owned by management, shares are considered to be “beneficially” owned if the person has or shares the power to vote or direct the voting of the shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership (as so defined) within 60 days of the Record Date.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
	DAC/JAC Trust and Cortopassi Partners
Common stock	11292 N. Alpine Road
	Stockton, CA 95212	41,755	5.58%

	The Sheila M. Wishek Living Trust(1)
Common stock	111 West Pine Street
	Lodi, CA, 95240	39,850	5.33%

(1)	Mail should be sent to this individual at the Company’s address marked “c/o Shareholders Relations.”

The following table shows, as of December 31, 2023, the number of common shares and the percentage of the total shares of Common Stock of the Company beneficially owned by each of the current Directors, by each of the nominees for election to the office of Director, by the Named Executive Officers and by all Directors and Named Executive Officers of the Company and of the Bank as a group. Unless otherwise indicated, all shares of Common Stock held by each individual named in the table below are held by the trustee (the “Trustee”) of the Farmers & Merchants Bank of Central California and Farmers & Merchants Bancorp Executive Retirement Plan Trust and the Senior Management Retention Plan Trust, which held as of December 31, 2023, a total of 67,082 shares (8.97% of the outstanding shares) attributable to the Directors and officers, some of which are attributable below:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Edward Corum, Jr. (3)	2,236	*
Stephenson K. Green (4)	743	*
Stephen W. Haley (5)	-	*
Craig W. James (6)	472	*
Kyle Koelbel (7)	241	*
Gary J. Long (8)	1,899	*
Ryan J. Misasi (9)	2,735	*
Bart R. Olson (10)	328	*
Kevin Sanguinetti (11)	7,814	1.04%
Deborah E. Skinner (12)	4,839	*
Kent A. Steinwert (13)	31,538	4.22%
Calvin (Kelly) Suess (14)	3,694	*
John W. Weubbe (15)	718	*
David M. Zitterow (16)	1,239	*

All Directors, Nominees and Named Executive Officers as a group (14 persons)	58,496	7.82%

* Beneficial ownership does not exceed one percent of Common Stock outstanding.

The table above includes the following notes: (1) Mail should be sent to this individual at the Company's address marked "c/o Shareholder Relations"; (2) Shares held by the Trustee are voted as directed by the Bank. All shares are beneficially owned, directly and indirectly, together with spouses. Unless otherwise indicated, holders of shares which are not held by the Trustee, share voting power with their spouses. None of the shares are pledged, the Company does not have an anti-hedging or anti-pledging policy; (3) 1,631 shares held by Trustee; (4) 558 shares held by Trustee; (5)Mr. Haley served as the Company’s Chief Financial Officer until Mr. Olson assumed this position effective March 27, 2023; (6) 389 shares held by Trustee; (7) 241 shares held by Trustee; (8) 1,036 shares held by Trustee; (9) 2,625 shares held by Trustee; (10) 328 shares held by Trustee; (11) 1,397 shares held by Trustee; (12) 4,727 shares held by Trustee; (13) 29,725 shares held by Trustee; (14) 1,594 shares held by Trustee; (15) 718 shares held by Trustee; (16) 1,239 shares held by Trustee.

CORPORATE GOVERNANCE

Code of Ethics

The Company has adopted a Code of Conduct. A copy of the Code of Conduct is posted on the Company’s website at http://www.fmbonline.com. The Company intends to disclose promptly on its website any amendment to, or waiver from any provision of, the Code of Conduct applicable to executive officers and Directors.

Director Independence

The Company follows Rule 5605(a)(2) of Nasdaq’s current listing rules to determine whether a Director is independent. With the exception of Mr. Steinwert, who is currently an employee of the Company, all nominees are considered to be “independent.”

Board of Directors Meetings

The Company’s principal asset is its wholly-owned subsidiary, Farmers & Merchants Bank of Central California (the “Bank”). The Directors of the Company are also Directors of the Bank.

During the calendar year ended December 31, 2023, the Board of Directors of the Company and the Board of Directors of the Bank met twelve (12) times. In addition, as required, the Board holds telephonic meetings to address issues between monthly meetings. Each incumbent Director attended more than 75% of the meetings of the Board of Directors and the committees to which they were named. The Company expects Directors to attend the annual meeting of shareholders. All Directors attended the virtual annual meeting of shareholders in 2023.

Roles and Responsibilities of the Board of Directors

Leadership Structure

The Board of Directors has determined that the Chairmanship should reside with the Director who is most familiar with the banking industry, and who is the most capable of setting strategic direction and integrating that direction with the Company’s day-to-day business development and risk management activities. Accordingly, since 2010 Mr. Steinwert has been unanimously elected to the position of Chairman in addition to his role since 1997 as President and Chief Executive Officer of the Company.

The Board believes that the combination of these positions does not compromise the important “check-and-balance” role that independent Directors play in the oversight of the Company since Mr. Steinwert is not a member of the Audit & Risk Committee or the Personnel Committee of the Board, and therefore key Board decisions and oversight regarding: (1) accounting, financial reporting, and overall risk management; and (2) executive compensation are made only by independent Directors. Furthermore, Mr. Steinwert receives no additional compensation for his roles as a Board member, a committee member, or the Chairman of the Board, which provides cost savings to the Company.

As of this date, the Board of Directors has not formally designated a lead independent Director.

Role in Enterprise Risk Management

The Board of Directors is responsible for monitoring all aspects of the Company’s enterprise risk. Their involvement in enterprise risk management centers on the following key roles and responsibilities:

1.	The Board develops and approves the strategic plan and financial budget, and receives monthly reporting of financial and non-financial performance relative to plan.

2.	The Asset Liability Committee is a joint committee of management and the Board. As a result, independent Directors are actively involved in interest rate, liquidity and investment risk management processes. The committee also reviews and examines budget vs. actual financial results on a quarterly basis.

3.	The Loan Committee is a joint committee of management and the Board. The Loan Committee meets weekly to review all new and renewed loans over $2 million and evaluate overall portfolio performance and risk. As a result, independent Directors are actively involved in the credit risk management process.

4.	The Audit & Risk Committee is responsible for providing oversight of all internal controls, reviewing the reports of audits and examinations of the Bank and the Company made by independent auditors, internal auditors, credit examiners, and regulatory agencies, and approving all SEC and other regulatory agency reports before they are filed.

5.	The Personnel Committee is responsible for all performance evaluation and compensation decisions for the executive management team.

Committees of the Board

Nominating Committee

The Nominating Committee of the Company and the Bank identifies candidates to serve as Directors of the Company and the Bank in the event of future Board openings. The Nominating Committee’s charter is available for review on the Company’s website at http://www.fmbonline.com. The committee is comprised of the following voting members: Messrs. Steinwert (Chairman), Long, Corum and Suess. The Nominating Committee met one (1) time in 2023. Messrs. Corum, Long and Suess have been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of Nasdaq’s current listing rules.

Audit & Risk Committee

The Audit & Risk Committee of the Company and the Bank is responsible for the ongoing adequacy of the internal control environment, and oversees the activities of the internal and independent registered public accounting firm of the Company and the Bank with the aim of ensuring compliance with applicable laws. The Audit & Risk Committee selects the independent registered public accounting firm. The committee’s charter is available for review on the Company’s website at http://www.fmbonline.com. The Audit & Risk Committee reports to the Boards of Directors of the Company and the Bank, as appropriate. The Audit & Risk Committee reviews the reports of audits and examinations of the Company and the Bank made by the independent registered public accounting firm, internal auditors, credit examiners, and regulatory agencies and reports the results to the Boards of Directors of the Company and the Bank. The Audit & Risk Committee met eighteen (18) times in 2023 and is comprised of the following voting members: Messrs. Sanguinetti (Chairman), Corum and Green. Each of the Directors serving on the Audit & Risk Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of Nasdaq’s current listing rules and in the SEC rules relating to audit committees. Mr. Sanguinetti has been determined by the Board of Directors to be a “financial expert” for purposes of applicable regulations.

Personnel Committee

The Personnel Committee of the Company and the Bank: (1) reviews the Company’s overall compensation strategies and practices; (2) reviews the employment contracts of all executive officers; (3) annually establishes executive compensation levels and performance evaluation measures for the Chief Executive Officer and Directors; and (4) reviews the executive compensation levels and performance evaluation measures for the other executive officers of the Company. The Personnel Committee’s charter is available for review on the Company’s website at http://www.fmbonline.com.

The Company’s management: (1) provides information, analysis and recommendations for the Personnel Committee; and (2) manages the ongoing operations of the compensation program.

In fulfilling their duties, the Personnel Committee periodically evaluates information obtained from independent sources regarding financial institutions that we compete against for talent.

The Personnel Committee is comprised of the following voting members: Messrs. Corum (Chairman), Green and Sanguinetti. The Personnel Committee met six (6) times in 2023. Each of the Directors serving on the Personnel Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of Nasdaq’s current listing rules.

ALCO and Finance Committee (“Asset Liability Committee”)

The Asset Liability Committee of the Bank is responsible for the formulation, revision and administration of the Bank’s policies relating to financial performance, annual budget, budget vs. actual results, interest rate, liquidity and investment risk management. The Asset Liability Committee is a joint committee of management and Directors. The following Directors are voting members: Messrs. Suess, James, Long, Sanguinetti, and Steinwert. The Committee met six (6) times in 2023.

Loan Committee

The Loan Committee of the Bank is responsible for the formulation, revision and administration of the Bank’s policy relating to credit and loan risk management. The Loan Committee meets weekly and is responsible for approving all new and renewed loans between $2 million and $15 million and reviewing all loans over $500,000. The Loan Committee is a joint committee of management and Directors. The full Board approves loans over $15 million and reviews loans between $5 million and $15 million. The following Directors are voting members: Messrs. Corum and Steinwert. The Loan Committee met fifty-two (52) times in 2023.

CRA (Community Reinvestment Act) Committee

The CRA Committee of the Company and the Bank monitors the Bank’s efforts and responsibilities to comply with the Community Reinvestment Act. The CRA Committee makes recommendations to the Board of Directors to assure the Bank is meeting the credit, investment and service needs of the communities it serves. The CRA Committee met twelve (12) times in 2023 and is comprised of the following voting members: Messrs. Suess (Chairman), Green, James, and Long.

Certain Relationships and Related Person Transactions

Certain Directors and Named Executive Officers of the Company and the Bank, and corporations and other organizations associated with them, and members of their immediate families, were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2023. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with borrowers not related to the Company or Bank. These loans did not involve more than the normal risk of collectability or have other unfavorable features. All Director and Named Executive Officer loans must be approved by the Board of Directors.

No family relationships exist among any of our Directors or executive officers. There is a family relationship between one of our executive officers and two of our employees. These employees participate in compensation and incentive plans or arrangements on the same basis as other employees with similar positions. The following individuals are related to our Chief Executive Officer as indicated and have been employed by the Bank for a period of years in non-executive officer positions: Mr. Jared Steinwert, Senior Vice President, Regional Wholesale Banking (son) and Ms. Jehna Silva, Vice President, Commercial Relationship Manager (daughter). On February 1, 2024, Ms. Silva transitioned to a new role as Vice President, Shareholders Relations. Neither of these individuals reports to the Chief Executive Officer, nor do they share a household with him. Their individual performance ratings and compensation are evaluated and approved by the independent Directors comprising the Personnel Committee of the Board of Directors of the Bank, and are based on the recommendations of their respective managers in accordance with the Bank’s compensation practices applicable to employees holding similar positions with comparable qualifications and responsibilities. There are three (3) regional wholesale banking managers and 30 commercial relationship managers Bank-wide. In 2023, the total annual compensation for the regional wholesale banking managers ranged from approximately $713,000 to $1,267,000. Total annual compensation for the commercial relationship managers ranged from $115,000 to $465,000. Mr. Jared Steinwert is the lowest paid of the three regional wholesale banking managers, and Ms. Silva ranked fifteenth amongst the commercial relationship managers. Compensation for these individuals is determined in a manner consistent with the Company’s practices that apply to all employees. Some of the compensation is commissions-based, and the methodology by which the compensation is calculated is consistent with that used for other individuals having similar roles. Compensation and other terms of employment are determined on a basis consistent with the Company’s human resources policies.

DIRECTOR COMPENSATION

Directors of the Company, who are not employees of the Company or the Bank (“Outside Directors”), receive compensation for services. Mr. Steinwert, who is an employee of the Company and the Bank, receives no additional compensation for his roles as a Director, a committee member, and the Chairman of the Board.

An Outside Director of both the Company and Bank receives a $3,200 fee for each Board meeting attended, and a $1,000 fee for each committee meeting attended (committee Chairmen receive $1,200 with the exception of the Audit & Risk Committee Chairman who receives $1,400). In addition, each Outside Director is eligible to receive an annual cash bonus based on Company performance as determined by the Personnel Committee and participates in the Equity Component of the Executive Retirement Plan (see “Executive Compensation—Compensation Discussion and Analysis – Qualified and Non-Qualified Retirement Programs”).

Outside Directors of the Company are compensated up to $550 per month to cover a portion of the cost of outside medical insurance. As an employee of the Company, Mr. Steinwert does not receive this monthly benefit. Outside Directors of the Company do not participate in any retirement or medical plans of the Company or the Bank. The compensation earned by each Director of the Company (other than Mr. Steinwert, who is a Named Executive Officer) during 2023 is set forth in the following “Directors Compensation Table”.

2023 Directors Compensation Table

Name	Fees Earned or Paid in Cash	Change in Pension Value & Non-qualified Deferred Compensation Earnings(1)	All Other Compensation(2)	Total
Edward Corum, Jr. (3)	$115,800	$146,000	$91,600	$353,400
Stephenson K. Green	$67,600	$146,000	$91,600	$305,200
Craig W. James	$55,000	$146,000	$91,600	$292,600
Gary J. Long	$57,600	$146,000	$91,600	$295,200
Kevin Sanguinetti	$66,000	$146,000	$91,600	$303,600
Kent A. Steinwert (4)	$0	$0	$0	$0
Calvin (Kelly) Suess	$56,600	$146,000	$91,600	$294,200

(1)	The amounts in this column represent contributions to the Executive Retirement Plan - Equity Component. See Plan description in “Executive Compensation—Compensation Discussion and Analysis - Qualified and Non-Qualified Retirement Programs” for further details.

(2)	All Outside Directors received an $85,000 bonus in 2023. Outside Directors are compensated up to $550 per month towards the cost of outside medical insurance.

(3)	Mr. Corum is a member of the Loan Committee which meets weekly, resulting in his fees exceeding those of the other Outside Directors whose committee responsibilities are monthly in frequency.

(4)	Mr. Kent Steinwert was an employee of the Company in 2023 and received no additional compensation for his services as a Board member, a committee member, or the Chairman of the Board. Mr. Steinwert is a Named Executive Officer and his compensation is listed in the “Summary Compensation Table”.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Officers Who Are Not Directors

The following table sets forth information with respect to the executive officers, who are not Directors or nominees for Director of the Company for 2023. All executive officers serve at the discretion of the Board.

Name	Age	Position	Employed Since
Kyle Koelbel	45	EVP, Enterprise Risk Officer	2022
Ryan J. Misasi	47	EVP, Retail Banking Division Manager	2014
Bart R. Olson	56	EVP, Chief Financial Officer	2023
Deborah E. Skinner	61	EVP, Chief Administrative Officer	2000
John W. Weubbe	62	EVP, Chief Credit Officer	2017
David M. Zitterow	52	EVP, Director of Wholeslae Banking Division	2017

Roles and Responsibilities

The Board of Directors, operating both on its own and through its Personnel Committee: (1) reviews the Company’s overall compensation strategies and practices; (2) reviews the employment contracts of all executive officers; and (3) annually establishes compensation levels and performance evaluation measures for the CEO (the CEO does not participate in these discussions) and the other executive officers. As used in this Proxy Statement, the term “Named Executive Officer” means each officer listed in the 2023 Summary Compensation Table in this Proxy Statement, which includes the Company’s chief executive officer, chief financial officer, and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer during the 2023 fiscal year.

The role of the Company’s management is to: (1) provide information, analysis and recommendations for the Personnel Committee’s consideration; and (2) manage the ongoing operations of the compensation program.

In fulfilling its duties, the Personnel Committee: (1) has the authority to retain and fund compensation consultants, independent legal counsel and other compensation advisors; (2) considers those factors that impact the independence of such advisors prior to their selection; and (3) periodically evaluates information obtained from independent sources regarding financial institutions that we compete against for talent. No outside compensation consultants or similar advisors were used in 2023.

Executive Compensation Strategy and Programs

The objective of the Company’s compensation strategy is to attract and retain talented individuals who can implement the Company’s strategic plan and maximize long-term shareholder value.

In order to achieve these objectives, the Board has structured a compensation program that includes three major components: (1) annual base salary; (2) annual performance-based bonus; and (3) qualified and non-qualified retirement plans.

Say On Pay Vote

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”):

1.	In the 2017 proxy statement, the Company asked shareholders to provide advisory (non-binding) input with regard to the frequency of future shareholder advisory votes on the Company’s executive compensation programs. The results of this election were that 71.4% of the shares voting approved three years as the frequency of future shareholder advisory votes. The Dodd-Frank Act requires that this vote be taken at least once every six years.

2.	In the 2020 proxy statement, the Company asked shareholders to provide advisory (non-binding) approval of executive compensation as described in the “Director and Executive Officer—Executive Compensation Discussion and Analysis” section of the 2020 proxy statement. The results of the election were that 86.6% of the shares voting approved the Company’s current executive compensation. Based on this 2020 shareholder advisory vote, the Board of Directors determined that no material changes were required to current compensation strategies and programs.

3.	In the 2023 proxy statement, the Company asked shareholders to provide advisory (non-binding) approval of executive compensation as described in the “Director and Executive Officer—Executive Compensation Discussion and Analysis” section of the 2023 proxy statement. The results of the election were that 92.95% of the shares voting approved the Company’s current executive compensation. Based on this 2023 shareholder advisory vote, the Board of Directors determined that no material changes were required to current compensation strategies and programs. An additional vote was conducted on the frequency of future advisory votes on the approval of executive compensation. The results of this election were that 84.21% of the shares voting approved three years as the frequency of future shareholder advisory votes on the executive compensation.

Performance Evaluation Measures

In evaluating the performance of each Named Executive Officer, the Personnel Committee considers a combination of objective and subjective factors, including the following:

1.	The Company’s annual financial performance (relative to both the current year’s budget and the overall performance of a select group of peer community banks as well as the community bank industry as a whole) as measured by Net Income, Return on Assets, Return on Equity, and Efficiency Ratio;

2.	Progress towards achieving the Company’s strategic plan;

3.	Results of the Company’s and Bank’s regulatory examinations; and

4.	Current economic and industry conditions.

These performance measurement factors are evaluated at least annually. Both the annual budget and strategic plan are approved in advance by the Board of Directors and reevaluated during the year. The Personnel Committee periodically evaluates information obtained from independent sources regarding financial institutions that we compete against for talent (which increasingly include regional and national banks and other financial services companies), and makes recommendations regarding changes to compensation programs.

Financial Highlights

In 2023, the Company accomplished the following:

●    Record net income of $88.3 million, or $116.61 per share, up $13.2 million, or $20.06 per share, from the prior year; resulting in increases of 17.61% and 20.78%, respectively.

●    Increased revenues by $64.1 million or 31.3% to $268.7 million, from $204.6 million in the prior year.

●    Improved net interest margin to 4.30% in 2023 from 3.81% in 2022.

●    The efficiency ratio at December 31, 2023 was 45.3% compared to 46.8% at December 31, 2022.

●    Achieved a return on average assets of 1.68% in 2023, an increase from 1.41% in 2022.

●    Achieved a return on average equity of 17.05% in 2023, an increase from 16.04% in 2022.

●    Total assets at year-end were steady at $5.3 billion.

●    Maintained a strong liquidity position with $410.6 million in cash, $1.0 billion in investment securities of which $182.5 million were available-for-sale and a borrowing capacity of $2.3 billion with no outstanding borrowings as of December 31, 2023.

●    Continued to grow our strong capital position with a total risk-based capital ratio of 13.84%, common equity tier 1 ratio of 12.36%, tier 1 leverage ratio of 10.43% and a tangible common equity ratio of 10.13%; all increases from the prior year.

●    Credit quality remained strong with net recoveries for the year of $0.3 million; no nonperforming loans or leases at year-end; and a total allowance for credit losses of 2.15%.

Peer Group

The Personnel Committee routinely compares our performance against selected peer companies. It utilizes this information as a reference for setting pay and making decisions. In its determination, the Committee considers a variety of factors and characteristics including among other things, asset size, geography, market capitalization, credit quality, capital, performance on financial and market-based measures, and the extent they compete with our business.

The peer group currently consists of the following:

● Bank of Marin	● Bank of Stockton
● Bank of the Sierra	● Central Valley Community Bank
● Citizens Business Bank	● El Dorado Savings Bank
● Exchange Bank	● First Northern Bank of Dixon
● Five Star Bank	● Fremont Bank
● Heritage Bank of Commerce	● Mechanics Bank
● Poppy Bank	● River City Bank
● Tri Counties Bank	● Westamerica Bank

The Committee does not solely rely on comparative data from the peer group. Such comparative data provides helpful market information about our peer companies as a reference, but the Committee does not target any specific positioning or percentile, nor does it use a formulaic approach, in determining executive pay levels. The Committee may refer to other banks or financial companies outside of the peer group for additional benchmarking information. It also utilizes other resources, including published compensation surveys and other available proxy and compensation data. All such comparative peer data and supplemental resources are considered, along with the Company’s pay for performance and internal parity objectives within the leadership team. All applicable information is reviewed and considered in aggregate, and the Committee does not place any particular weighting on any one factor.

Impact of Compensation Practices on the Company’s Risk Profile

The Bank is a “traditional” community bank that generates the majority of its income from the net interest margin generated between taking customer deposits and making customer loans. Furthermore, credit risk is centrally controlled as reflected by the following: (1) no branch employee has the authority to approve, board or advance funds on a loan; all loan actions must be approved by Credit Administration personnel, and the compensation of Credit Administration personnel is tied to loan quality, not loan volume or production; and (2) the Loan Committee, which includes one Outside Director, must approve all new and renewed loans between $2 million and $15 million and reviews all loans over $500,000. The full Board approves all loans greater than $15 million and reviews all loans between $5 million and $15 million.

We do not have non-traditional fee-based or proprietary trading financial business units that could materially increase this risk profile. Nor do we have any business units where employees with loan approval authority generate any substantial amount of their total compensation based upon generating large volumes of activity or taking significant risks.

In order to ensure that the Company’s compensation strategies and programs do not result in inappropriate risk-taking on the part of executive management, the Board has determined that:

1.	Annual Performance-Based Bonuses must include consideration of the results of the Company’s and Bank’s regulatory examinations by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the California Department of Financial Protection and Innovation, all of which involve a review of the Company’s and the Bank’s risk management practices and resulting risk profile.

2.	All parts of the Company’s non-qualified Executive Retirement Plan are structured such that the benefits cannot be withdrawn by the participant, or paid out by the Company, until the participant retires, resigns, is terminated without cause or, in limited circumstances, reaches early retirement age. For designated contributions made on or after December 1, 2021, upon attainment of age 59½ the participant can elect “In-Service Distributions”. This results in a significant portion of each executive’s compensation remaining at risk during their employment, so as to encourage adopting a long-term perspective and conservative risk management practices. All balances are held in a trust but remain subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

As a result, the Board has determined that the Company’s compensation practices are not likely to have a material adverse impact on the Company’s risk profile.

Annual Compensation Program

Base Salary and Annual Performance-Based Bonus

Each Named Executive Officer receives a monthly base salary and is eligible for an annual performance-based bonus. Given that at the present time the Company does not offer stock options or restricted stock compensation, in order to be competitive, total levels of annual compensation for each Named Executive Officer are targeted (assuming performance objectives are met) at the top range of financial institutions that we compete against for talent.

Salaries are determined largely based upon comparative industry data for: (1) positions of similar responsibility in California institutions that we compete against for talent; and (2) individuals with similar experience and expertise. Merit salary adjustments are evaluated periodically based on Company and individual performance. Goals and objectives are established annually for each officer with performance evaluated at least annually.

Annual bonus compensation is paid according to the Company’s Executive Management Incentive Compensation Plan. Bonus compensation is awarded based primarily on actual results against budgeted goals for the particular year including performance ratios and net income. Broad award guidelines are established annually for the CEO, currently 0-200% of base salary, and the other Named Executive Officers, currently 0-125% of base salary. The Board reserves some discretion with regard to these guidelines when: (1) the Company’s profit performance exceeds budget; (2) the Company’s profit performance exceeds other peer banking institutions in California; and/or (3) an individual’s performance in a given year was beyond expectation. The Board did not exercise its discretion to exceed award guidelines in 2023.

It is important to understand that the Company’s annual compensation program is not formula driven and relies substantially on subjective analysis. The Named Executive Officers are assigned specific performance goals and objectives on a yearly basis but these individual goals and objectives are not tied to specific targeted compensation levels. Performance evaluation measures are not prioritized or otherwise assigned a specific weighting. Indeed, some of the measures, such as results of regulatory examinations and local economic conditions, do not lend themselves to a weighted or formula approach.

Although the Board has established broad bonus payout guidelines, the Board has purposely avoided establishing either: (1) hard targets for any performance factors; or (2) a weighting or formula as to how much each performance factor will contribute to the ultimate annual bonus for each Named Executive Officer. This philosophy has evolved based upon the Board’s belief that all banks operate in volatile financial markets amidst external conditions over which the Named Executive Officer has little or no control.

Accordingly, before making annual bonus or other compensation decisions, it is important for the Board to evaluate and weigh all key performance factors in the context of the current financial services environment and how the Named Executive Officer’s current year’s performance against those factors has influenced the Company’s progress toward achieving both short- and long-term financial goals.

Since the Company has consistently been one of the highest performing bank holding companies in California over the past 10 years, a reflection of what the Board considers well-balanced compensation practices that caused the Named Executive Officers to carefully consider the risks they assumed in the context of long-term financial performance, the Board believes that its approach to “pay-for-performance” has achieved, and will continue to achieve, the desired results.

Each Named Executive Officer’s salary and annual bonus amounts for the last three years are disclosed in the “Summary Compensation Table.” All base salaries and annual bonuses are paid in cash and fully expensed in the current year.

Qualified and Non-Qualified Retirement Programs

In developing the various parts of a long-term compensation program, the Board developed what it believes is an effective and competitive retirement program.

The objectives of the Company’s retirement program are to: (1) successfully attract and retain talented individuals; and (2) align long-term compensation directly with shareholder interests by rewarding prudent risk-taking and creation of long-term shareholder value through generation of high quality and sustainable financial performance.

The Company’s retirement program has been structured to provide benefits as follows:

1.	Profit Sharing Plan, which provides qualified retirement benefits.

2.	Executive Retirement Plan, which provides supplemental non-qualified retirement benefits and may consist of the following components:

a.	Salary Component, which provides benefits based upon each participant’s salary level;

b.	Performance Component, which provides benefits based upon the Company’s long-term growth in net income and increase in market capitalization; and

c.	Equity Component, which provides discretionary benefits amounts based upon Board approval, and contributions are invested primarily in the stock of the Company.

3.	Split-Dollar Bank Owned Life Insurance Program, which provides for a division of life insurance death proceeds between the Company and each participant’s designated beneficiary.

All of the Company’s qualified and non-qualified retirement plans are structured as defined contribution plans to avoid the uncertain future financial liabilities that can exist under defined benefit plans. The entire cost of these plans is expensed annually.

Qualified Profit Sharing Plan

Substantially all full-time employees of the Company, including each Named Executive Officer, participate in the Company’s qualified Profit Sharing Plan. Two levels of contributions are made to the Profit Sharing Plan: (1) contributions equal to 5% of eligible salaries (subject to Internal Revenue Service limits) calculated according to criteria set forth in the plan; and (2) additional discretionary contributions authorized by the Board of Directors. None of these contributions are dependent upon the employee contributing to the plan (i.e., the plan does not make “matching” contributions). Benefits pursuant to the Profit Sharing Plan vest 0% during the first year of participation and 25% per full year thereafter, such that after five years such benefits are fully vested. Benefits under the Profit Sharing Plan are disclosed in the participant’s Company Contributions to Qualified Retirement and 401(k) Plans in the “2023 All Other Compensation Table”.

Upon a Change in Control of the Company, each participant receives only the balance in their account, including any net earnings or losses thereon.

Non-Qualified Executive Retirement Plan

The Executive Retirement Plan is a non-qualified plan developed to supplement the Profit Sharing Plan, which as a qualified retirement plan, is subject to annual benefits limitations set by the Internal Revenue Service. All contributions are subject to the claims of the Company's creditors in the event of the Company’s insolvency. This results in a significant portion of each executive’s compensation remaining at risk during their employment, which encourages each executive to adopt a long-term perspective and conservative risk management practices. The Executive Retirement Plan is intended to be compliant with the provisions of Section 409A of the Internal Revenue Code. All balances are held in a trust.

The Equity Component of this Plan is invested primarily in the stock of the Company. Some level of the balances in other Plan components is also invested in the stock of the Company (see Note 10 to Item 8. - Financial Statements and Supplementary Data - in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2023). The Board believes that this increased ownership further encourages key executives to operate consistent with long-term shareholder objectives.

The Company has established a grantor trust relating to its non-qualified plan to assist the Company in ensuring that it has cash on hand to meet its contractual obligations under the plan. The Company makes contributions to the trust and directs the trustee to invest the contributions consistent with the plan benefit formulas. The investments are generally in the common stock of the Company, cash equivalents and other liquid investments.

While plan participants are deemed to have their account balances invested in the common stock of the Company and other investments held by the trustee, participants have no legal interest in the trust assets, and such assets are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. The plan participant’s only right is their contractual right to receive the benefit provided in the plan in accordance with its terms. The Company has no obligation under the Plan to maintain the trust.

Salary Component

The Salary Component was developed to provide levels of total retirement compensation that are competitive in the banking industry. An account is established for each participant that is credited annually with a defined contribution determined based upon the individual’s compensation at the time he or she became a participant and the number of years of service remaining to age 65. Balances are held in trust, and earnings and losses equivalent to the investment earnings of the designated amounts in the trust are credited and debited to each participant’s account. Currently only one Named Executive Officer is receiving annual contributions under this program.

The balance in each participant’s account is entirely unvested during the first five years of employment and becomes fully vested after five years of employment. Benefits are disclosed in the participant’s Company Contributions to Non-Qualified Retirement Plans in the “2023 All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “2023 Non-Qualified Deferred Compensation Table”.

Benefits under the Salary Component become payable to participants after either: (1) the participant has become vested and his or her employment at the Bank terminates (including due to retirement or disability); or (2) there has been a “Change of Control” of the Company as defined in the plan component.

Distribution of the balances which are deemed invested in shares of the Company are made through the distribution of cash, except in the event of a Change of Control in which the Bank will determine whether the distribution will be made in cash or shares to the participant, to the extent permitted under applicable law and subject to such restrictive legends as may be required under securities laws (subject to payroll tax withholding, which may be satisfied with cash proceeds from the sale of shares in the trust).

In connection with a Change of Control, each participant is entitled to receive a gross-up payment in an amount equal to (i) the total excise tax, interest, and penalties imposed on the participant pursuant to Section 4999 of the Internal Revenue Code, plus (ii) an amount equal to the total presumed federal and state taxes that could be imposed on the participant as a result of the gross-up payments described in clauses (i) and (ii).

Performance Component

The Performance Component was developed to compensate for the lack of a stock option or other equity-based incentive award program and to reward participants based upon the Company’s long-term growth in net income and market capitalization. Each Named Executive Officer is eligible to participate in this plan component. Participants receive contributions based on the Company’s long-term cumulative profitability and the resulting increase in market capitalization in excess of the increase in book value. Participants do not receive compensation for increases in market capitalization above a P/E ratio of 20 times earnings per share or EPS.

Contributions are calculated using a bonus factor or “carry” determined by the Personnel Committee for each participant (currently 2.90% for the CEO with a range of 0.25% to 0.50% for each Named Executive Officer). The total “carry” for all current program participants is 4.60%.

Balances are held in a trust, and earnings and losses are credited and debited to each participant’s account at a rate equivalent to the earnings rate of the designated amounts in the trust.

Benefits under the Performance Component vest 50% after the first year of participation, and 50% after the second year of participation. Each award of a bonus factor is treated as a separate participation right and is subject to a separate vesting schedule. Benefits are disclosed in the participant’s Company Contributions to Non-Qualified Retirement Plans in the “All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Benefits under the Performance Component become payable to participants (1) upon termination of the participant’s employment without cause (including retirement and resignation); (2) upon a “Change of Control” of the Company as defined in this plan component; (3) death, (4) “Disability” as defined in this plan component or (5) for designated contributions made on or after December 1, 2021, upon attainment of age 59½, if so elected.

In connection with a Change of Control, each participant is entitled to receive a gross-up payment in an amount equal to (i) the total excise tax, interest, and penalties imposed on the participant pursuant to Section 4999 of the Internal Revenue Code, plus (ii) an amount equal to the total presumed federal and state taxes that could be imposed on the participant as a result of the gross-up payments described in clauses (i) and (ii).

Equity Component

The Equity Component was developed to encourage key executives to adopt a long-term perspective and conservative risk management practices consistent with shareholder objectives.

Each executive officer is eligible to participate in this plan component, along with members of the Board of Directors. The amount of the cash contributions to this plan component is determined and approved by the Personnel Committee. Balances are held in a trust, and corresponding earnings and losses are credited and debited to each participant’s account.

Benefits under the Equity Component immediately vest when awarded. Benefits are disclosed in the participant’s Company Contributions to Non-Qualified Retirement Plans in the “All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Benefits under the Equity Component become payable to participants (1) upon termination of the participant’s employment without cause (including retirement or resignation); (2) upon a “Change of Control” as defined in this plan component; (3) death, (4) “Disability” as defined in this plan component or (5) for designated contributions made on or after December 1, 2021, upon attainment of age 59½, if so elected.

Distribution of the balances that are deemed invested in shares of the Company are made through the distribution of shares to the participant, to the extent permitted under applicable law, except in the event of a Change of Control or an acceleration to satisfy payroll taxes, in which cases distributions are made in cash.

This plan component is not a “stock option or other stock-based compensation program”, rather it is a deferred compensation program (whereby cash contributions made by the Company are invested by the independent trustee of the trust primarily in Company stock). Participants have no voting rights in the shares until a distribution of the shares is made.

In connection with a Change of Control, each participant is entitled to receive a gross-up payment in an amount equal to (i) the total excise tax, interest, and penalties imposed on the participant pursuant to Section 4999 of the Internal Revenue Code, plus (ii) an amount equal to the total presumed federal and state taxes that could be imposed on the participant as a result of the gross-up payments described in clauses (i) and (ii).

Bank-Owned Life Insurance Program

The Company has a Bank-Owned Life Insurance (“BOLI”) program under which it has purchased single premium life insurance policies on the lives of the Named Executive Officers as well as certain other senior officers of the Company. The Company is both the owner of, and beneficiary under, the policies. These policies provide: (1) financial protection to the Company in the event of the death of an officer; and (2) significant income to the Company to offset the expense associated with the Company’s employee benefits with a favorable tax treatment.

As compensation to each participant for agreeing to allow the Company to purchase an insurance policy on his or her life, split-dollar agreements have been entered into with each participant. These agreements provide for a division of the life insurance death proceeds between the Company and each participant’s designated beneficiary or beneficiaries. Participants have an interest only in the death benefits of the policies, not in any cash surrender value that exists prior to death. For plans initiated prior to 2023 the participants fully vest in their split-dollar agreements after eight years of service or upon a Change in Control. If the participant leaves the employ of the Company after vesting occurs (other than as part of a Change in Control), he or she cannot become employed by another financial institution and retain vesting. The dollar value of premiums relating to that portion of the death proceeds that would be payable to the participant’s beneficiary or beneficiaries in the event of his or her death, as well as the tax gross-up payments related thereto, are disclosed in the participant’s Tax Reimbursements in the “2023 All Other Compensation Table” below in this Proxy Statement.

In 2023, as compensation to each participant for agreeing to allow the Company to purchase an insurance policy on his or her life, a Survivor Income Plan was entered into with certain executive officers and other senior officers of the Company. This offers a death benefit paid to the beneficiary of the participant if the employee passes away while an employee of the bank. If the employee passes away after terminating their employment, the bank receives the BOLI death benefit but no Survivor Income Plan benefit is paid to the employee’s beneficiary.

Change of Control and Post-Termination Compensation

The Company’s approach to post-termination compensation depends upon the circumstances surrounding the Named Executive Officer’s termination and has been designed by the Board to be competitive with industry-wide practices in order to attract and retain key executives.

1.	If the Named Executive Officer takes retirement, or his or her employment is terminated due to death or disability, no supplemental payments are made, with the exception of certain Named Executive Officers who receive a severance package if they become permanently disabled. They are entitled to all vested balances in qualified and non-qualified plans (see “- Qualified and Non-Qualified Retirement Programs” and “2023 Non-Qualified Deferred Compensation Table”), and, in the case of death, their designated beneficiaries would be entitled to their split-dollar life insurance death benefits (see “- Bank-Owned Life Insurance Program” above).

2.	If the Named Executive Officer is terminated for cause, all benefits in the Company’s non-qualified Executive Retirement Plan, whether vested or not, are forfeited in their entirety. No other payments are made, but the Named Executive Officer is entitled to all vested balances in the Company’s qualified Profit Sharing Plan.

3.	If the Named Executive Officer is terminated without cause or for good reason, the terms of the following individual’s employment contract calls for the Company to provide lump sum payments of a range of 12.0 times monthly base compensation to 2.0 times the individual’s highest “Total” annual compensation as reported in the “Summary Compensation Table”. Each employment contract has been filed as an exhibit to the Company’s reports with the SEC. In addition, upon termination without cause or for good reason, each Named Executive Officer is entitled to all vested balances in qualified and non-qualified plans (see “- Qualified and Non-Qualified Retirement Programs” and “2023 Non-Qualified Deferred Compensation Table”).

4.	In the case of a Change of Control, the Company has clauses in each Named Executive Officer’s employment contract, as filed as an exhibit to the Company’s reports with the SEC. This means that each Named Executive Officer may be eligible to receive payments pursuant to their employment contracts, in addition to all vested balances in the Company’s non-qualified plans (see “- Qualified and Non-Qualified Retirement Programs” and “2023 Non-Qualified Deferred Compensation Table”). Upon a Change of Control and conditioned upon execution of a non-competition and non-solicitation agreement and a general release of claims in the Company’s favor, each Named Executive Officer is eligible to receive a lump-sum payment equal to: (1) up to a maximum of 2.0 times the individual’s highest “Total” compensation as reported in the “Summary Compensation Table” (as more fully described in 3. above); plus (2) up to three years’ of COBRA medical premiums (which range up to $170,000 per Named Executive Officer); plus (3) accelerated benefits under the Executive Retirement Plan (as more fully described in 5. below); plus (4) tax gross-up payments to cover excise taxes under Internal Revenue Code Section 280G; plus (5) for certain Named Executive Officer’s, their Company car.

5.	Upon a Change in Control, under the Executive Retirement Plan’s Salary Component (see “– Non-Qualified Executive Retirement Plan – Salary Component”), each participant receives: (1) those amounts already contributed for past years of service including any net earnings or losses thereon; and (2) the present value (using a discount factor equal to the Treasury rate for the remaining years to participant’s age 65) of forecasted contributions over the remaining years to participant’s age 65 (which, as of December 31, 2023, are estimated to be zero for each of the Named Executive Officers, except Ms. Skinner who would receive $0.88 million). Upon a Change in Control, under the Executive Retirement Plan’s Performance Component (see “– Non-Qualified Executive Retirement Plan – Performance Component”), each participant receives: (1) those amounts already contributed for past years of service including net earnings or losses thereon; and (2) an amount equal to the difference (if any) between the purchase price and 20 times EPS which, as of December 31, 2023, would be zero for all Named Executive Officers. Payments are made in accordance with prior participant elections made in compliance with Internal Revenue Code Section 409A.

Employment Contracts, Perquisites, and Other Personal Benefits

The Company has employment agreements with each of its Named Executive Officers. These agreements are generally structured for an initial two-year period and then renew automatically for successive two-year terms unless terminated by either party. The agreements provide for (i) a base salary (see “Summary Compensation Table”), (ii) salary increases at the discretion of the Board of Directors based upon performance, (iii) participation in the Company’s annual performance-based bonus program, (iv) participation in certain non-qualified deferred compensation and retirement plans, (v) use of a Company-owned automobile or automobile allowance, and (vi) certain insurance benefits. Under certain circumstances, in the event of termination of employment, each Named Executive Officer may be entitled to receive severance compensation (see “Post-Termination Compensation”).

Compensation Committee Report

Report of the Personnel Committee of the Board of Directors on Executive Compensation

The Personnel Committee has reviewed the Compensation Discussion & Analysis included herein with management and based upon those reviews and discussions has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully Submitted,

Edward Corum Jr.	Stephenson K. Green	Kevin Sanguinetti

Compensation Committee Interlocks and Insider Participation

Messrs. Sanguinetti, Corum and Green served in 2023 as members of the Personnel Committee. Each of the Directors serving on the Personnel Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of Nasdaq’s current listing rules. During 2023, certain members of the Personnel Committee had loans or other extensions of credit outstanding from the Bank. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with borrowers not related to the Company or Bank. These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act of 2002 and did not involve more than the normal risk of collectability or have other unfavorable features.

Pay Ratio Disclosure

Pursuant to Item 402 of Regulation S-K, the Company is required to disclose: (1) the median of the annual “total compensation” (defined as Wages, Tips and Other Compensation as reported in Box 1 of a W-2 form plus any fringe benefits not subject to federal income tax) of all employees (defined as those employees on the payroll as of December 31st of the year) except the Principal Executive Officer (Mr. Steinwert), which during 2023 was $80,568; and (ii) the ratio of the Principal Executive Officer’s total compensation (as reported in the “2023 Summary Compensation Table”) to the median annual total compensation of all employees except the Principal Executive Officer, which during 2023 was 76.1 to 1.

To determine the median of the annual total compensation of all employees of the Company (other than our Principal Executive Officer), we identified our total employee population as of December 31, 2023, which consisted of 388 individuals. As permitted by the disclosure rules, we annualized the compensation for any employees who were not employed by us for all of 2023. To identify the “median employee” we conducted a full analysis of this employee population, without the use of statistical sampling. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the “2023 Summary Compensation Table”.

Named Executive Officer Compensation

The following tables provide details regarding the various forms of remuneration paid by the Company for the services performed in all capacities by each Named Executive Officer.

Since the Company does not offer: (1) stock options or other stock-based compensation, or (2) defined benefit plans, the following tables are not included herein: Grants of Plan-Based Awards, Outstanding Equity Awards at Fiscal Year-End, Option Exercises and Stock Vesting and Pension Benefits.

Named Executive Officer - 2023 Summary Compensation Table

Name	Year	Salary(1)	Bonus	All Other Compensation(2)	Total
Kent A. Steinwert	2023	$905,327	$1,400,000	$3,826,251	$6,131,578
Chairman, President	2022	$905,327	$1,400,000	$3,829,928	$6,135,255
& Chief Executive Officer	2021	$905,327	$1,400,000	$2,775,711	$5,081,038
Bart R. Olson(3)	2023	$429,422	$550,000	$708,956	$1,688,378
Executive Vice President	2022	$-	$-	$-	$-
Chief Financial Officer	2021	$-	$-	$-	$-
Deborah E. Skinner	2023	$453,846	$550,000	$1,247,802	$2,251,648
Executive Vice President	2022	$404,615	$500,000	$1,044,963	$1,949,578
Chief Administrative Officer	2021	$377,949	$470,000	$900,436	$1,748,385
Ryan J. Misasi	2023	$380,833	$450,000	$750,102	$1,580,935
Executive Vice President	2022	$346,103	$380,000	$626,329	$1,352,432
Retail Banking Division Manager	2021	$316,672	$360,000	$536,250	$1,212,922
David M. Zitterow	2023	$362,660	$375,000	$608,880	$1,346,540
Executive Vice President	2022	$332,372	$330,000	$550,711	$1,225,083
Director of Banking	2021	$308,334	$280,000	$400,905	$1,001,239
Stephen W. Haley(3)	2023	$415,000	$-	$622,760	$1,037,760
Former Executive Vice President	2022	$278,340	$400,000	$974,266	$1,652,606
Former Chief Financial Officer	2021	$374,605	$440,000	$1,060,234	$1,874,839

(1)	Includes base salary and unused vacation pay. See “Executive Compensation – Compensation Discussion and Analysis - Annual Compensation Program” and “Employment Contracts, Perquisites and Other Personal Benefits”.

(2)	See “2023 All Other Compensation Table” for additional details. Includes Non-Qualified Executive Retirement Plan contributions for the current year. See “Executive Compensation – Compensation Discussion and Analysis – Qualified and Non-Qualified Retirement Programs - Non-Qualified Executive Retirement Plan” for details regarding the types of compensation deferred, measures of calculating plan earnings and terms of payouts, withdrawals and other distributions. Some amounts listed were earned in 2021 but contributed to the Non-Qualified Executive Retirement Plan in 2022. The amount reflected for Mr. Steinwert includes $545,000 earned in 2021, but deferred into 2022. Included in these amounts are contributions to the Company’s Executive Retirement Plan-Performance Component that were awarded in 2021 but which were not contributed to the Non-Qualified Executive Retirement Plan until 2022. These contributions were earned as a result of the substantial appreciation in the Company’s stock price during 2021. Amounts were $445,000 for Mr. Steinwert, $153,000 for Mr. Haley, $77,000 for Ms. Skinner, $38,000 for Mr. Misasi and $31,000 for Mr. Zitterow.

(3)	Mr. Olson started his role as the Chief Financial Officer effective March 27, 2023 and Mr. Haley retired effective June 30, 2023.

2023 All Other Compensation Table – Named Executive Officer

Name	Year	Auto Usage(1)	Tax Reimburse- ments(2)	Insurance Premiums	Club Dues	Relocation Expenses	Company Contributions to Non- Qualified Retirement Plans(3)	Company Contributions to Retirement and 401(k) Plans(4)	Total
Kent A. Steinwert	2023	$6,220	$25,195	$29,025	$8,064	$-	$3,714,246	$43,500	$3,826,251
	2022	$5,147	$25,879	$23,308	$9,049	$-	$3,728,573	$37,972	$3,829,928
	2021	$6,053	$24,168	$23,227	$7,375	$-	$2,681,429	$33,459	$2,775,711
Bart R. Olson	2023	$10,000	$-	$26	$-	$12,771	$645,427	$40,732	$708,956
	2022	$-	$-	$-	$-	$-	$-	$-	$-
	2021	$-	$-	$-	$-	$-	$-	$-	$-
Deborah E. Skinner	2023	$7,554	$8,166	$9,772	$-	$-	$1,178,810	$43,500	$1,247,802
	2022	$3,233	$9,023	$8,543	$-	$-	$986,192	$37,972	$1,044,963
	2021	$7,010	$8,504	$8,906	$-	$-	$842,557	$33,459	$900,436
Ryan J. Misasi	2023	$3,861	$-	$24,958	$15,200	$-	$662,584	$43,500	$750,102
	2022	$4,594	$-	$23,308	$13,854	$-	$546,601	$37,972	$626,329
	2021	$4,088	$-	$20,453	$13,221	$-	$465,029	$33,459	$536,250
David M. Zitterow	2023	$12,000	$-	$18,376	$18,188	$-	$516,845	$43,471	$608,880
	2022	$12,000	$-	$17,565	$23,893	$-	$471,281	$37,972	$562,711
	2021	$12,000	$-	$17,041	$12,586	$-	$337,819	$33,459	$412,905
Stephen W. Haley	2023	$-	$14,829	$768	$-	$-	$607,163	$-	$622,760
	2022	$-	$19,789	$1,194	$-	$-	$915,311	$37,972	$974,266
	2021	$10,170	$17,902	$17,601	$-	$-	$981,102	$33,459	$1,060,234

(1)	Represents either the personal use of a company car or a receipt of a car allowance.

(2)	Represents tax gross-up payments to reimburse executive for split-dollar life insurance premiums under the Company’s BOLI program.

(3)	Includes Non-Qualified Executive Retirement Plan contributions for the current year. See “Executive Compensation – Compensation Discussion and Analysis – Qualified and Non-Qualified Retirement Programs - Non-Qualified Executive Retirement Plan” for details regarding the types of compensation deferred, measures of calculating plan earnings and terms of payouts, withdrawals and other distributions. Some amounts listed were earned in 2021 but paid in 2022. The amount reflected for Mr. Steinwert includes $545,000 earned in 2021, but deferred into 2022. Included in these amounts are contributions to the Company’s Executive Retirement Plan-Performance Component that were awarded in 2021 but for which contributions were not made until 2022. These contributions were earned as a result of the substantial appreciation in the Company’s stock price during 2021. Amounts were $445,000 for Mr. Steinwert, $153,000 for Mr. Haley, $77,000 for Ms. Skinner, $38,000 for Mr. Misasi and $31,000 for Mr. Zitterow.

(4)	Represents contributions to the Company’s Profit Sharing Plan.

2023 Non-Qualified Deferred Compensation Table – Named Executive Officer

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distribution(4)	Aggregate Balance at Last Fiscal Year End(2)(5)
Kent A. Steinwert	$-	$3,714,246	$1,115,112	$(3,725,974)	$37,487,279
Bart R. Olson	$-	$645,427	$32,065	$-	$677,492
Deborah E. Skinner	$-	$1,178,810	$668,551	$-	$13,256,192
Ryan J. Misasi	$-	$662,584	$248,143	$-	$4,645,188
David M. Zitterow	$-	$516,845	$73,887	$-	$2,504,422
Stephen W. Haley	$-	$607,163	$46,688	$(2,692,665)	$1,967,595

(1)	Represents voluntary deferrals of earned salary or annual bonus. The Company's Deferred Compensation Plan was terminated in 2016 and all balances distributed to participants.

(2)	Represents Company contributions. See “Executive Compensation – Compensation Discussion and Analysis – Qualified and Non-Qualified Retirement Programs - Non-Qualified Executive Retirement Plan” for details regarding the types of compensation deferred, measures of calculating plan earnings and terms of payouts, withdrawals and other distributions. Current year contributions are included in the “2023 All Other Compensation Table”.

(3)	To fund nonqualified retirement plan benefits, the Company has set aside money in a Master Trust, which is subject to the claims of the Company's creditors in the event of insolvency. General investment parameters are established by the Company, including allowable investment instruments and approved investment manager(s). Participants can then work with the investment manager(s) to request investment of their vested balances according to their own risk profile, with no guarantees of principal provided by the Company.

(4)	Mr. Steinwert’s withdrawals consisted of In-Service Distributions from the Non-Qualified Executive Retirement Plan Equity and Performance Components made throughout 2023.

(5)	Represents the cumulative amount of the current and all previous years' contributions and earnings or losses.

2023 Pay For Performance Disclosure

As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about executive compensation actually paid (as defined by SEC rules) for our principal executive officer (CEO) and Non-CEO NEOs (other Named Executive Officers) and Company performance for the fiscal years listed below. This disclosure is not incorporated by reference into our 2023 Annual Report on Form 10-K. For further information about the Company's pay-for-performance philosophy and how the Personnel Committee aligns executive compensation with the Company's performance, refer to “Executive Compensation - Compensation Discussion and Analysis”. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by Named Executive Officers.

			Average Summary	Average	Value of initial fixed $100 investment based on:
			Compensation Table Total for	Compensation Actually Paid
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Non-PEO Named Executive Officers	to Non-PEO Named Executive Officers	Total Shareholder Return	Peer Group Total Shareholder Return(1)	Net Income	Return on Average Equity	Return on Average Assets
2023	$6,131,578	$6,131,578	$1,742,175	$1,742,175	$165.09	$130.34	$88,314,000	17.05%	1.68%

2022	$6,135,255	$6,135,255	$1,802,523	$1,802,523	$170.09	$119.53	$75,090,000	16.04%	1.41%

2021	$5,081,038	$5,081,038	$1,637,422	$1,637,422	$152.87	$129.76	$66,336,000	15.00%	1.35%

(1)	The peer group used is the S&P 600 Regional Banks, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2023. (“Total Shareholder Return” represents the cumulative total shareholder return during each measurement period and is calculated by dividing the sum of (i) the difference between the share price at the end and the beginning of the measurement period, plus (ii) the cumulative amount of dividends paid on the stock for the measurement period, assuming dividend reinvestment, by the share price at the beginning of the measurement period. Each amount assumes that $100 was invested in common stock on December 31, 2020, and dividends were reinvested for additional shares.) The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the S&P 600 Regional Banks index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

The Company operates under a three (3) year strategic plan complemented by a current year operating budget with net income, return on average equity and return on average assets goals among others. These three financial performance measures are the three most important for compensation purposes. As described in “Compensation Discussion and Analysis”, bonus awards under the Executive Management Incentive Compensation Plan are determined taking into account the actual results of net income, including actual and relative profit performance. Additionally, amounts credited under the Executive Retirement Plan – Performance Component are impacted by net income, which is a component of long-term cumulative profitability, one of the measures used to determine the amount credited to such account. Accordingly, a significant portion of the reported amount of compensation actually paid to our NEOs is linked to net income.

Total shareholder return (TSR) is not directly tied to any performance goals. However, the Executive Retirement Plan - Equity Component accounts are invested primarily in Company stock, the Executive Retirement Plan – Salary Component permits elective investment in Company stock, and the balance in the account established for the Executive Retirement Plan - Performance Component is indirectly impacted by the value of the Company’s stock because stock price is a factor in one of the performance measures (relative market capitalization) under such plan. Accordingly, the account balances maintained under the three plans fluctuate based on our stock price and the compensation actually paid to our NEOs that relates to such plans decreases and increases based on an increase and decrease in our TSR. Accordingly, a substantial portion of the compensation actually paid to our NEOs is aligned with our TSR. Our TSR is strong relative to the TSR of the peer group and has exceeded our average peer group by $34.75, or 26.7% from December 31, 2018 to December 31, 2023.

AUDIT & RISK COMMITTEE REPORT

The following Audit & Risk Committee Report should not be deemed filed or incorporated by reference into any other document, including Farmers & Merchants Bancorp’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.

Report of the Audit & Risk Committee of the Board of Directors

The Audit & Risk Committee oversees relevant accounting, risk assessment, risk management and regulatory matters. It meets with the Company’s and the Bank’s internal auditors and the independent registered public accounting firm to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control and disclosure functions. After reviewing the independent registered public accounting firm’s qualifications, partner rotation and independence, the Audit & Risk Committee also makes an annual decision regarding selection of the independent registered public accounting firm. In addition, the Audit & Risk Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning recommendations and required corrective action.

The Audit & Risk Committee reports regularly to the Boards of Directors of the Company and the Bank and has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate and necessary to perform its duties.

In performing its functions, the Audit & Risk Committee acts in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In connection with the December 31, 2023 consolidated financial statements of the Company, the Audit & Risk Committee: (1) reviewed and discussed the audited financial statements with management and the independent registered public accounting firm; (2) discussed with the independent registered public accounting firm the matters required by AS 1301; and (3) received and discussed with the independent registered public accounting firm the matters required by AS 1301, Communications with Audit & Risk Committees. The Audit & Risk Committee has also considered whether the independent registered public accounting firm provision of non-audit services to the Company is compatible with maintaining the auditors’ independence. Based upon these reviews and discussions, the Audit & Risk Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2023.

Kevin Sanguinetti, Chairman	Stephenson K. Green	Edward Corum Jr.

Fees and Services of Independent Registered Public Accounting Firm

On January 23, 2024, the Company’s Audit & Risk Committee approved the engagement of Crowe LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. The appointment of Crowe LLP to serve as the Company’s new independent registered public accounting firm followed a decision by the Company’s current independent registered public accounting firm, Eide Bailly LLP, to exit the financial institution portion of its SEC audit practice, and therefore decline to stand for reappointment following completion of the Company’s financial statements for the year ended December 31, 2023. This decision by Eide Bailly was made for reasons unrelated to the Company.

During the Company’s fiscal years ended December 31, 2023 and 2022, and for the subsequent interim period through January 22, 2024, neither the Company nor anyone acting on its behalf consulted with Crowe LLP regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; (ii) or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; or (iii) any written report or oral advice provided to the Company that Crowe LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (iv) any matter that was either the subject of a "disagreement" or a "reportable event" (as those terms are defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively).

Eide Bailly LLP’s reports on our consolidated financial statements and the effectiveness of internal control over financial reporting, which were included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2023 and 2022, as filed with the Securities and Exchange Commission, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2023 and 2022, (i) there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and Eide Bailly LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Eide Bailly LLP’s satisfaction, would have caused it to make reference thereto in its reports; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

We provided Eide Bailly LLP with a copy of the foregoing disclosures, as filed with the Securities and Exchange Commission on Form 8-K dated November 22, 2023 and January 25, 2024, and Eide Bailly LLP furnished us with a letter addressed to the Securities and Exchange Commission stating that it agreed with the above disclosures related to their firm. A copy of their letter, dated November 20, 2023, was attached as Exhibit 16.1 to the Form 8-K dated November 22, 2023.

The following table sets forth the fees billed to the Company for the audit of our annual financial statements for the years ended December 31, 2023 and 2022 (Eide Bailly LLP) and December 31, 2021 (Moss Adams LLP), and fees billed for other services rendered by Eide Bailly LLP during those periods:

	Years Ended December 31
	2023	2022
Audit and other related fees:
Audit fees - Eide Bailly LLP	$440,000	$335,000
Audit fees - Moss Adams LLP	-	399,612
Audit-related fees - Moss Adams LLP	35,000	30,970
All other fees (1)	21,200	-
	$496,200	$765,582

(1)	Represents audit fees for the Company’s profit sharing plan.

All of the services provided by Eide Bailly LLP and Moss Adams LLP described above were approved by the Audit & Risk Committee.

Pre-approval of Services by the Company’s Independent Registered Public Accounting Firm

The Audit & Risk Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent registered public accounting firm. The Audit & Risk Committee will consider annually and, if appropriate, approve the provision of audit services by its independent registered public accounting firm and any provision of certain defined audit and non-audit services. The Audit & Risk Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit & Risk Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit & Risk Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting. The Audit & Risk Committee will regularly review summary reports detailing all services being provided by its independent registered public accounting firm.

The Company does not require that its independent registered public accounting firm attend the annual meeting of shareholders.

OTHER MATTERS

Indemnification

The Company’s Certificate of Incorporation and By-Laws provide for indemnification of officers, directors, employees and agents to the fullest extent permitted by Delaware law. Delaware law generally provides for the payment of expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by the indemnitees provided such person acted in good faith and in a manner he or she reasonably believed not to be opposed to the best interests of the corporation and with respect to any criminal action or proceeding if he or she had no reasonable cause to believe his or her conduct was unlawful. However, in derivative suits, if the suit is lost, no indemnification is permitted in respect of any claim as to which the prospective indemnitee is adjudged to be liable for misconduct in the performance of his or her duty to the Company and then only if, and only to the extent that, a court of competent jurisdiction determines the prospective indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Finally, no indemnification may be provided in any action or suit in which the only liability asserted against a director is pursuant to a statutory provision proscribing the making of loans, dividends, and distribution of assets under certain circumstances.

The provisions regarding indemnification may not be applicable under certain federal banking and securities laws and regulations.

Shareholder Rights Plan

On August 5, 2008, the Board of Directors approved a Share Purchase Rights Plan (the “Rights Plan”), pursuant to which the Company entered into a Rights Agreement dated August 5, 2008, with Computershare, as Rights Agent, and the Company declared a dividend of a right to acquire one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock, $0.01 par value per share, to shareholders of record at the close of business on August 15, 2008. Generally, the Rights are only triggered and become exercisable if a person or group (the “Acquiring Person”) acquires beneficial ownership of 10 percent or more of the Company’s common stock or announces a tender offer for 10 percent or more of the Company’s common stock.

The Rights Plan is similar to plans adopted by many other publicly traded companies. The effect of the Rights Plan is to discourage any potential acquirer from triggering the Rights without first convincing the Company’s Board of Directors that the proposed acquisition is fair to, and in the best interest of, the shareholders of the Company. The provisions of the Rights Plan, if triggered by the Acquiring Person, will substantially dilute the equity and voting interest of any such potential acquirer unless the Board of Directors approves of the proposed acquisition (under Article XV of the Company’s Certificate of Incorporation, the Board of Directors has the authority to consider a variety of factors in determining whether an acquisition is in the best interests of the Company and its shareholders).

On November 19, 2015, the Board of Directors approved a seven-year extension of the term of the Rights Plan. Pursuant to an Amendment to the Rights Agreement dated February 18, 2016, the term of the Rights Plan was extended from August 5, 2018 to August 5, 2025. The extension of the term of the Rights Plan was intended as a means to continue to guard against abusive takeover tactics and was not in response to any particular proposal. The Board also increased the purchase price under the Rights Plan to $1,600 per one one-hundredth of a preferred share from $1,200, to reflect the increase in the market price of the Company’s common stock since adoption of the Rights Plan.

The Rights Plan and the Amendment have been filed as exhibits to the Company’s reports with the SEC.

Each Right, if and when exercisable, will entitle the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value, at a purchase price of $1,600 for each one one-hundredth of a share, subject to adjustment. Each holder of a Right (except for the Acquiring Person, whose Rights will be null and void upon such event) shall thereafter have the right to receive, upon exercise, that number of Common Shares of the Company having a market value of two times the exercise price of the Right.

At any time before a person becomes an Acquiring Person, the Rights can be redeemed, in whole, but not in part, by the Company’s Board of Directors at a price of $0.001 per Right.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors and executive officers to file reports of their ownership of the Company’s common stock with the SEC. Based solely on a review of the filings made with the SEC and written representations from our Directors and executive officers, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its Directors and executive officers during the last fiscal year were filed on a timely basis.

To its knowledge, the Company has no ten percent or greater shareholder.

Communications with Board of Directors

Any person, including any shareholder, desiring to communicate with, or make any concerns known to, the Company, Directors generally, non-management Directors or an individual Director only may do so by submitting them in writing to Bart R. Olson, Corporate Secretary of Farmers & Merchants Bancorp, 111 W. Pine Street, Lodi, CA 95240. All correspondence must include information to identify the person submitting the communication or concern, including name, address, telephone number and e-mail address (if applicable) together with information indicating the relationship of such person to the Company. The Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response. The Company may institute appropriate procedures to establish the authenticity of any communication or concern before forwarding. The Company is not obligated to investigate any anonymous submissions.

Shareholder Nominations, Notices and Proposals

Article III, Section 3.4 of the By-Laws of the Company provides a procedure for nomination for election of members of the Board of Directors of the Company. Nominations for election to the Board of Directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the Company entitled to vote for the election of Directors.

Nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the Chairman of the Nominating Committee at 111 West Pine Street, Lodi, CA 95240, not less than thirty (30) days or more than sixty (60) days prior to any meeting of shareholders called for election of Directors, provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Company not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. If the Company’s 2025 annual meeting of shareholders is held on the third Monday of May (as has historically generally been the case), any shareholder nomination, to be timely, must be received by the Company not later than April 19, 2025 and not earlier than March 20, 2025. Notification must contain certain information as to each proposed nominee and as to each person acting alone or in conjunction with one or more persons, in making such nomination or in organizing, directing or financing such nomination. The Chairman of the meeting may, in his or her discretion, determine and declare to the meeting that a nomination not made in accordance with the foregoing procedure shall be disregarded.

A copy of the By-Laws of the Company can be obtained by written request to the Corporate Secretary of the Company, Bart R. Olson, 111 West Pine Street, Lodi, CA 95240. A copy of the Nominating Committee’s charter, which outlines the Committee’s nominating process, including the standards and qualifications to be considered for Board membership, is available for review on the Company’s website at http://www.fmbonline.com.

Pursuant to Article II, Section 2.6 of the Company’s By-Laws, in order for other business to be properly brought before a meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and must have been a shareholder of record at the time such notice is given. To be timely, a shareholder’s notice shall be delivered to or mailed (by United States registered mail, return receipt requested) and received at the principal executive offices of the Company not less than seventy (70) days nor more than ninety (90) days prior to the first anniversary date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than seventy (70) days, from such anniversary date, notice by a shareholder to be timely must be so delivered or mailed (by U.S. registered mail, return receipt requested) and received no earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the seventieth (70th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

Notice of any shareholder proposal by a shareholder to properly bring business before the 2025 annual meeting, to be timely, must be received by the Company no later than March 4, 2025, and no earlier than February 12, 2025. Such shareholder’s notice to the Secretary must contain certain additional information, which is more particularly described in Article II, Section 2.6 of the Company’s By-Laws. No business shall be conducted at an annual meeting of shareholders unless proposed in accordance with the foregoing procedures. The Chairman of the meeting shall, if the factors warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedure and such business shall not be transacted.

Under the Rules of the SEC, if a shareholder intends to include a proposal in the Company’s proxy statement and form of proxy for presentation at the Company’s 2025 annual meeting of shareholders, the proposal must be received by the Company at its principal executive offices by December 6, 2024. In addition to these advance notice requirements, there are other requirements that a shareholder must meet in order to have a proposal included in the Company’s proxy statement under the rules of the SEC.

A complete list of shareholders entitled to vote will be available for inspection by shareholders of record at the office of the Secretary of the Company at 111 West Pine Street, Lodi, CA 95240 for the ten days prior to the meeting.

Cumulative Voting

With respect to the election of Directors, each shareholder may be eligible to exercise cumulative voting rights and may be entitled to as many votes as shall equal the number of shares of common stock held by such shareholder multiplied by the number of Directors to be elected, and such shareholder may cast all of such votes for a single nominee or may distribute them among two or more nominees. For example, if you own 10 shares of common stock of the Company and 7 Directors are being elected, you have 70 votes – you can cast all of them for one nominee, or two or more nominees if you so choose. No shareholder shall be entitled to cumulate votes (i.e., cast for any one or more nominees a number of votes greater than the number of shares of common stock of the Company held by such shareholder) unless the name(s) of the nominee(s) has (have) been placed in nomination prior to the commencement of the voting in accordance with Article III, Section 3.4 of the Company’s By-laws and, in accordance with Article II, Section 2.9 of the Company’s By-laws, a shareholder has given at least two days written notice to the Secretary of the Company of an intention to cumulate votes prior to the vote.

Other Matters

The Management and Directors of the Company are not aware of any other matters to be presented for consideration at the virtual annual meeting to be held on May 13, 2024 or any adjournments or postponements thereof. If any other matters should properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.

No Incorporation by Reference of Certain Portions of This Proxy Statement

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by us under those statutes, neither the Audit & Risk Committee Report nor the Report of the Personnel Committee of the Board of Directors on Executive Compensation is to be incorporated by reference into any such prior filings, nor is such report to be incorporated by reference into any future filings made by us under those statutes.

35

F&M

FARMERS & MERCHANTS BANCORP

111 W. Pine Street • Lodi, California 95240

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Edward Corum, Jr.	☐	☐	02 - Stephenson K. Green	☐	☐
03 - Craig W. James	☐	☐	04 - Gary J. Long	☐	☐
05 - Kevin Sanguinetti	☐	☐	06 - Kent A. Steinwert	☐	☐
07 - Calvin (Kelly) Suess	☐	☐			

+

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

NY20025154x1 000036

+

03Y9WC

Important notice regarding the internet availability of
proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2023 Annual Report are available at:
www.edocumentview.com/FMCB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — FARMERS & MERCHANTS BANCORP

ANNUAL MEETING OF STOCKHOLDERS

May 13, 2024

The signer hereby appoint(s) Edward Corum, Jr., Kevin Sanguinetti and Kent A. Steinwert and any of them, each with full power of substitution as Proxy of the signer, to attend the Annual Meeting of Stockholders of Farmers & Merchants Bancorp to be held virtually at 4:00 p.m. PT, on May 13, 2024 and any adjournment thereof, and to vote the number of shares the signer would be entitled to vote if personally present as indicated hereon:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED UNDER ITEM 1. THIS PROXY CONFERS ON THE PROXYHOLDERS THE POWER OF CUMULATIVE VOTING AS DESCRIBED IN THE PROXY STATEMENT.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE